Exhibit 10.37

Description of ITT Educational Services, Inc.’s Executive and Director Compensation

2014 Executive Salaries

On January 20, 2014, the Compensation Committee of our Board of Directors authorized a salary increase for our named executive officers effective February 10, 2014. The named executive officers are those executive officers of ours who will be included as such in the Proxy Statement for our 2014 Annual Meeting of Shareholders. The following table sets forth the 2014 base salary information for each of our named executive officers as of February 10, 2014.

Named Executive Officer	2014 Salary
Kevin M. Modany	$824,076
Daniel M. Fitzpatrick	$412,000
Eugene W. Feichtner*	$319,411
June M. McCormack	$285,094
Glenn E. Tanner	$266,880

*	On August 4, 2014, Mr. Feichtner was appointed our President and Chief Operating Officer. In connection with that appointment, Mr. Feichtner’s annual base salary will increase to $400,000, effective as of the date in 2015 that other employees at the Company’s headquarters receive compensation adjustments.

2013 Short-Term Compensation Payments

On January 20, 2014, the Compensation Committee reviewed the results of the eight 2013 management objectives (the “2013 Management Objectives”) under the short-term compensation element of executive compensation previously established by the Compensation Committee. Based on its determination of the extent to which each of the 2013 Management Objectives was accomplished by our named executive officers in 2013, the Compensation Committee approved the payment of a short-term compensation amount in cash to each of our named executive officers, as follows:

Named Executive Officer	2013 Short-Term Compensation Amount
Kevin M. Modany	$1,000,093
Daniel M. Fitzpatrick	$325,000
Eugene W. Feichtner	$232,581
June M. McCormack	$207,593
Glenn E. Tanner	$194,330

2014 Short-Term Compensation

On March 1, 2014, the Compensation Committee established a short-term compensation element for our executive officers that will be payable in early 2015, if certain management objectives (the “2014 Management Objectives”) are accomplished during 2014. The 2014 Management Objectives and their respective weightings are as follows:

	Management Objective	Weight
1.	Obtain requisite state and accrediting commission authorizations for corporate training, continuing education and/or test preparation programs.	20%
2.	Design and implement an operational optimization plan to increase ITT/ESI’s operational efficiencies for the corporation.	20%
3.	Obtain requisite federal, state and accrediting commission authorizations for additional health science, technology and/or engineering programs at the ITT Technical Institutes at both the associate degree and diploma levels.	20%
4.	Improve the 2014 ITT Technical Institute quarterly student evaluation average score.	10%
5.	Revise and begin teaching the six identified high volume, high-impact program courses at the majority of ITT Technical Institute campuses.	10%
6.	Acquire a training company to support strategic initiatives associated with The Center for Professional Development.	10%
7.	Obtain requisite federal, state and accrediting commission authorizations for a dual high school diploma and associate degree program at an ITT Technical Institute.	5%
8.	Obtain requisite federal, state and accrediting commission authorizations for additional nursing programs at the ITT Technical Institutes at both the associate and bachelor degree levels.	5%

The determination of the extent to which the 2014 Management Objectives are accomplished by our executive officers will be made by the Compensation Committee in early 2015. The Committee intends to assign one to five points to each 2014 Management Objective, based on the extent to which the Committee determines the objective was accomplished. The number of points assigned to each 2014 Management Objective will be multiplied by the weight associated with that 2014 Management Objective, resulting in a weighted number of points for that 2014 Management Objective. The weighted number of points for all of the 2014 Management Objectives will be added together, resulting in a total number of weighted points. The following table sets forth the maximum short-term compensation percentage that is associated with the total number of weighted points that are assigned to the 2014 Management Objectives by the Compensation Committee:

Total Weighted Points	Maximum Short-Term Compensation Percentage
4.76-5.00	200.0%
4.51-4.75	187.5%
4.26-4.50	175.0%
4.01-4.25	162.5%
3.76-4.00	150.0%
3.51-3.75	137.5%
3.26-3.50	125.0%
3.01-3.25	112.5%
2.76-3.00	100.0%
2.51-2.75	87.5%
2.26-2.50	75.0%
2.01-2.25	62.5%
1.76-2.00	50.0%
1.51-1.75	41.7%
1.26-1.50	33.3%
1.00-1.25	25.0%

To determine the maximum short-term compensation amount that an executive officer may receive, the maximum short-term compensation percentage (determined as described above) will be multiplied by a standard short-term compensation percentage of annualized base salary as of December 31, 2014, ranging from 32% to 100%, with the percentage depending on the officer’s position, and the result will be multiplied by the officer’s annualized base salary. The following table sets forth the 2014 standard short-term compensation percentage of annualized base salary as of December 31, 2014 for each of the named executive officers:

Named Executive Officer	2014 Standard Short- Term Compensation Percentage of Annualized Base Salary
Kevin M. Modany	100%
Daniel M. Fitzpatrick	65%
Eugene W. Feichtner	60%
June M. McCormack	60%
Glenn E. Tanner	60%

An executive officer’s actual short-term compensation payment, however, may be more or less than the officer’s potential short-term compensation as calculated as described above. An executive officer’s actual short-term compensation amount will be based on the Compensation Committee’s discretionary assessment of the officer’s individual contribution toward accomplishing each 2014 Management Objective. Any 2014 short-term compensation payment will be made in cash. The Compensation Committee may, in its sole discretion, modify the terms of the short-term compensation element at any time before it is paid.

2014 Executive Perquisites

On January 20, 2014, the Compensation Committee of our Board of Directors also approved the following executive perquisites in 2014 for our named executive officers:

•	for Mr. Modany, the use of a company car;

•	for Mr. Modany, an allowance to be used for tax return preparation and financial planning of up to 2% of annualized base salary as of February 10, 2014;

•	for Messrs. Fitzpatrick, Feichtner and Tanner and Ms. McCormack, an allowance to be used for tax return preparation and financial planning of up to 1% of annualized base salary as of February 10, 2014; and

•	for each of the Named Executive Officers:

•	tickets to sporting, theater and other events;

•	enhanced disability benefits; and

•	an annual physical examination.

The aggregate incremental cost to us in 2014 for providing all of the 2014 perquisites described above is not expected to exceed $150,000.

2014 Director Compensation

The compensation for non-employee Directors on our Board of Directors in 2014 consists of:

•	an annual retainer of $75,000 payable in one installment on January 1, 2014, at the election of each non-employee Director, in cash or shares of our common stock in increments of 25% each;

•	no separate meeting fees;

•	a grant under the ITT Educational Services, Inc. Amended and Restated 2006 Equity Compensation Plan of restricted stock units (“RSUs”) with a time-based period of restriction that:

•	has a value of $100,000, plus the value associated with any fractional RSU necessary to cause the grant to be for a whole number of RSUs, pursuant to which the value is determined based on the closing market price of a share of our common stock on the effective date of the grant;

•	is effective on the third business day following the date as of which we become current in our filings with the Securities and Exchange Commission;

•	has a time-based period of restriction of one year; and

•	is settled on the first business day following the last day of the period of restriction by the delivery of one share of our common stock for each RSU in the grant.

We also reimburse Directors for reasonable, out-of-pocket travel expense related to attending our Board of Directors and its committee meetings and other business of the Board.

On August 4, 2014, John E. Dean was appointed our Executive Chairman and became an employee of ours. In connection with his appointment as Executive Chairman, we entered into a letter agreement with Mr. Dean which provides for an annual base salary of $575,000 and a grant of RSUs on August 4, 2014 that had a value of $1,000,000, based on the closing price of our common stock on the date of grant, which resulted in a grant of 129,534 RSUs to Mr. Dean on that date. The RSUs will vest, subject to Mr. Dean’s continued service as Executive Chairman or as a member of the Board, on the first anniversary of the grant date or, if earlier, upon his termination of employment due to death or disability. Mr. Dean will receive no other compensation for his service as Executive Chairman, but will continue to vest in the equity-based awards granted to him in connection with his service as a non-employee Director.